UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2010, the Board of Directors of The Pantry, Inc. (the “Company”) appointed Mark R. Bierley as the Company’s Senior Vice President and Chief Financial Officer, effective September 27, 2010.  Mr. Bierley will replace Frank G. Paci, who notified the Board of Directors on August 31 that he plans to resign from the Company, effective September 26, 2010, to pursue other interests.

Mr. Bierley, who is 44 years of age, joins the Company from Borders Group, Inc., where he has served as its Chief Operating Officer and Chief Financial Officer since June 2010.  At Borders since 1996, Mr. Bierley progressed through a variety of financial management positions, including Executive Vice President and Chief Financial Officer from January 2009 through June 2010 and Senior Vice President, Finance from 2003 through 2008.  Mr. Bierley holds a bachelor’s degree in accounting from Michigan State University and a master’s degree in business administration from the University of Michigan’s Ross School of Business.

In connection with his employment, Mr. Bierley has entered into an employment agreement with the Company dated August 31, 2010 (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1 and the terms and conditions of which are incorporated herein by reference.  The initial term of the Agreement is two years, subject to automatic renewal for successive one-year terms unless either party gives the other notice of non-renewal or the Agreement is otherwise terminated.

Under the Agreement, Mr. Bierley will receive an initial annual salary of $425,000, subject to periodic increases in the discretion of the Company.  Mr. Bierley will also be eligible to participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit and incentive plans made available to Company employees at Mr. Bierley’s level.  In addition, Mr. Bierley will receive benefits provided for in the Company’s executive and senior officer relocation policy.

If Mr. Bierley’s employment is terminated by the Company for Cause (as defined in the Agreement) or by Mr. Bierley without cause or by notice of non-renewal, the Company’s obligation to compensate Mr. Bierley ceases on the date of termination except for amounts due at that time.  If Mr. Bierley is terminated by the Company by notice of non-renewal or without Cause, then in addition to amounts due Mr. Bierley on the effective date of termination, Mr. Bierley will be entitled to receive, subject to the execution of a release, (i) if the Agreement is terminated during the first two years of employment, salary continuation for the greater of the number of months in the original term of the Agreement or twelve months, subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment during such period, (ii) if the Agreement is terminated after the first two years of employment, salary continuation for twelve months, subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment during such period and (iii) health insurance continuation until the earlier of the date that is twelve months following the date of termination or until Mr. Bierley becomes eligible for comparable group health insurance coverage under the health plan of another employer.

If Mr. Bierley’s employment is terminated within eighteen months following a Change in Control (as defined in the Agreement) by the Company by notice of non-renewal, without Cause or with Cause (solely in the case of Cause related to substantial failure to perform duties) or by Mr. Bierley for Good Reason (as defined in the Agreement), then he will be entitled to receive in addition to amounts due on the effective date of termination (i) continuation of his base salary then in effect for twenty-four months, subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment during such period, (ii) two times his target bonus for the year in which termination occurs payable in substantially equal monthly installments over the course of twenty-four months (subject to compliance with Section 409A of the Code), subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment during such period and (iii) health insurance for a period of twenty-four months from the termination date or until he becomes eligible for comparable coverage under health, life and disability plans of another employer.

The Agreement contains other terms and provisions that are customary for employment agreements of this nature, including a covenant prohibiting Mr. Bierley from, during his employment and for twelve months following the termination of his employment, participating in the convenience store business in North Carolina, South Carolina, Florida or any other state in which the Company owns or operates ten or more convenience stores on the date of termination of employment or soliciting the Company’s employees for employment.

The description of the Agreement, including the exhibits thereto, is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release announcing the hiring of Mr. Bierley and the resignation of Mr. Paci is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Employment Agreement made and entered into as of August 31, 2010 by and between Mark R. Bierley and the Company
99.1	Press release dated September 2, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Terrance M. Marks
Terrance M. Marks President and Chief Executive Officer

Date: September 7, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement made and entered into as of August 31, 2010 by and between Mark R. Bierley and the Company
99.1	Press release dated September 2, 2010